Exhibit 99.1

Teletronics Completes Acquisition of WWT IOT

 PRESS RELEASE - GAITHERSBURG, MD - OCT 30, 2014 02:27 EDT

Teletronics International, a premier broadband wireless company, announced today it has concluded the acquisition of WWT IOT Company, a leading Internet of Things (IOT) technology provider in China.

Teletronics International, a premier broadband wireless company, announced today it has concluded the acquisition of WWT IOT Company, a leading Internet of Things (IOT) technology provider in China. The two companies have long been strategic alliance partners, first collaborating in 2009 to pioneer a full-coverage underground wireless broadband system for one of the largest gold mines in China (Shangdong Gold). They successfully established for the first time in the mining industry comprehensive voice, data and personnel/vehicle/equipment location identification from the surface to 630 meters underground.

Now merged with Teletronics, WWT can readily exploit Teletronics’ powerful EZP-Plus long-range wireless routers to support seamlessly WWT’s specialized Zigbee systems to effect no-fiber-but-wireless applications. Major industrial market segments include: mining (including ramp-to-ramp automatic traffic coordination in demanding physical environments), correctional facilities (including full-coverage precision location identification and security surveillance for individuals among crowds), and nursing homes (including remotely monitored nursing services supported by real time data via embedded or wrist sensors).

“We are one of the few companies capable of providing a complete solution for industries with complex technology, regulatory, and infrastructure requirements,” said Dr. Dickson Fang, President and CEO of Teletronics. “Our WWT acquisition solidifies our footing in the huge China market and beyond, and we now have a clear roadmap to be a U.S. public company in 2015.”

Additional information about WWT IOT can be found at: www.wwtcn.com.

About Teletronics International, Inc.

Teletronics designs, develops and manufactures a complete line of products and solutions for high speed wireless broadband & IOT systems, including RF amplifiers, up/down frequency converters, WiFi/Zigbee platforms, gateways, bridges and routers, and Internet application software packages. Since 1986, Teletronics has been a pioneer in developing cost effective products and total solutions for the ever-evolving broadband wireless industry. Teletronics continues to focus on innovation and is committed to providing its commercial and military customers with the best possible equipment and solutions. Teletronics has provided technology solutions in over 60 countries. Additional information is available at www.teletronics.com.

For inquiries, please contact Win Aung at win@teletronics.com